Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	State of Incorporation	Percentage of Ownership by Registrant

Halo Group, Inc.	Texas	98.9%

Halo Group Mortgage, LLC	Texas	100%

Halo Loan Modification Services, LLC	Texas	100%

Halo Select Insurance Services, LLC	Texas	100%

Halo Benefits, Inc.	Texas	100%

Halo Portfolio Advisors, LLC	Texas	100%

Halo Asset Management, LLC	Texas	100%

Equitas Housing Fund, LLC	Texas	100% owned by Halo Asset Management, LLC

Halo Group Mortgage Services, LLC	Texas	100% owned by Halo Group Mortgage, LLC

Halo Choice Insurance Services, LLC	Texas	49% owned by Halo Select Insurance Services, LLC